Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made on the 21th day of August, 2004, between:

Platinum IT Consulting, Inc., a Delaware corporation, with its principal location at 535 Fifth Avenue, Suite 1004, New York, NY 10017 ("CORPORATION");

and

Ralph Tuzzolo, a/k/a Ralph Clark, an individual residing at 59 Templar Road, Manalapan, NJ 07726 ("EMPLOYEE").

RECITALS:

FIRST, the CORPORATION desires to enter into an employment relationship with the EMPLOYEEupon the terms and conditions hereinafter set forth; and

SECOND, the EMPLOYEEdesires to accept such employment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth by and between the parties, it is agreed as follows:

1.0 Employment. The CORPORATION hereby employs the EMPLOYEE, and the EMPLOYEEaccepts employment with the CORPORATION, in the capacity of President of the CORPORATION, or in such other, usual, customary, and recognized corporate officer position in and of the CORPORATIONas the CORPORATION may direct or desire, on the terms and conditions hereinafter set forth. If the CORPORATION effectuates a material change in EMPLOYEE's duties, the CORPORATION shall give EMPLOYEEreasonable notice of such change. In the event of a dispute between the parties regarding a material change to EMPLOYEE's duties with the CORPORATION, either party may elect to resolve such dispute through a binding Alternative Dispute Resolution forum, according to the terms of Section 19.0.

2.0 Duties. The duties of the EMPLOYEEshall be determined by the Board of Directors of the CORPORATION. The EMPLOYEEagrees to perform such duties and hold such offices as may be assigned to him from time to time and to devote to the CORPORATION his full time, attention and energy necessary for him to perform such duties. EMPLOYEEshall be employed on a full time basis by the CORPORATION and during the term of the employment, the EMPLOYEE shall devote his entire working time and attention to such duties as may be assigned to him by the CORPORATION. In the event of a dispute between the parties regarding the EMPLOYEE'sduties with the CORPORATION, either party may elect to resolve such dispute through a binding Alternative Dispute Resolution forum, according to the terms of Section 19.0.

3.0 Term. The term of employment shall begin on the date hereof and continue for a four year period until terminated as herein provided. During the term, this Agreement may be terminated immediately for Just Cause (hereinafter defined). If the EMPLOYEE is terminated for Just Cause, any and all salary obligations of the CORPORATION to the EMPLOYEE shall cease as of the termination date. EMPLOYEE shall have the right resolve any dispute over the termination through, Arbitration according to the terms of Section 19.0.

4.0 Compensation. As compensation for the services to be rendered by the EMPLOYEE to the CORPORATIONpursuant to this Agreement, the EMPLOYEE shall be paid the sum of $96,000 per year, plus a bonus based on the following:

(a)
40% of the Permanent Placement fees, minus any recruiting expenses or commissions, that the EMPLOYEE has generated during the remainder of the present calendar year (the "Stub Period"), to be payable at the end of the Stub Period. After December 31, 2004, EMPLOYEE shall not receive any bonus or commission based on permanent placements.

(b)
Fifteen (15%) percent of the increase in the CORPORATION'snet profits after taxes between the first and second year, to be payable one month after the end of the second full calendar year. For purposes of the second year's bonus calculations, the CORPORATION's net profits earned during the Stub Period shall be annualized.

(c)	Twenty (20%) percent of the increase in the CORPORATION'snet profits after taxes between the second and third year, to be payable one month after the end of his third full calendar year.
(d)	Twenty Five (25%) percent of the increase in the CORPORATION'snet profits after taxes between the third and fourth year, to be payable one month after the end of his fourth full calendar year.

(e)	An additional discretionary bonus may be granted as determined by the Board ofDirectors of the CORPORATION, in its sole and absolute discretion.

 5.0 Stock Option Plan. It is the intent of the CORPORATION to effectuate a stock option plan for all employees of the CORPORATION, the terms of which will be determined and put into effect subsequent to this Agreement. EMPLOYEE shall be a participant in such stock option plan.
6.0 Health Insurance Coverage and Car Allowance. The CORPORATION shall provide health insurance coverage to EMPLOYEE upon the same terms and conditions as is available to other employees of the CORPORATION or its. subsidiaries. EMPLOYEE shall be entitled to receive a car allowance up to $500.00 per month.
7.0 Vacations and Leave. The EMPLOYEE shall be entitled to four weeks of vacation time per year. Any unused vacation days may be accrued without limit.
8.0 Noncompetition, Trade Secrets, etc.

8.1 During the term of this Agreement and for a period of three (3) years after the termination of his employment with the CORPORATION for any reason whatsoever, EMPLOYEE shall not directly or indirectly induce or attempt to influence any employee of CORPORATIONto terminate his employment with CORPORATION, and within a radius of fifty (50) Miles from any of the CORPORATION's offices, the EMPLOYEE shall not engage in (as a principal, partner, director, officer, agent, employee, consultant, or otherwise) or be financially interested in any business which is involved in business activities carried on by the CORPORATION or any other business activity for which the CORPORATION has entered into a letter of intent to acquire a company which operates in such business, at the time of the termination of EMPLOYEE'semployment.
8.2 During the term of this Agreement and for a period of three (3) years after the termination of his employment with the CORPORATION for any reason whatsoever, unless such information becomes part of the public domain, defined as common knowledge of its use in the industry, EMPLOYEE shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the CORPORATION, any material or information regarding the business methods, business policies, billing and collection policies and procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes under or developed by the CORPORATION or any names and addresses of customers, or any data on or relating to past, present, or prospective customers or any other confidential information relating to or dealing with the business activities of the CORPORATION, made known to EMPLOYEEor learned or acquired by EMPLOYEE while in the employ of the CORPORATION.

8.3 Any and all writings, inventions, improvements, processes, procedures and/or techniques which EMPLOYEEmay make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and at the request or upon the suggestion of the CORPORATION which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the CORPORATION, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the CORPORATION. EMPLOYEEshall not be prohibited from making, conceiving, discovering, or developing any writings, inventions, improvements, processes, procedures and/or techniques that are not related to the CORPORATION's ordinary business activities, provided that such EMPLOYEEinvolvement has no adverse affect on the CORPORATION or on the time devoted by the EMPLOYEEto the CORPORATION. EMPLOYEEshall make full disclosure to the CORPORATIONof all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the CORPORATION. EMPLOYEE shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the CORPORATION so that the CORPORATION can prepare and present applications for copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the CORPORATION shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. EMPLOYEEshall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

8.4 EMPLOYEE acknowledges that the restrictions contained in the foregoing subparagraphs, in view of the nature of the business in which the CORPORATION is engaged, are reasonable and necessary in order to protect the legitimate interests of the CORPORATION, and that any violation thereof would result in irreparable injuries to the CORPORATION. The EMPLOYEE therefore acknowledges that, in the event of his violation of any of these restrictions, the CORPORATION shall be entitled to apply from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the CORPORATION may be entitled. In the event of such dispute, EMPLOYEEshall be entitled to oppose such application for relief. In the event that EMPLOYEEbelieves that the CORPORATION is in violation of this Agreement, the EMPLOYEEshall also be entitled to apply to any court of competent jurisdiction for appropriate relief, including preliminary and permanent injunctive relief.

8.5 If the period of time or the area specified above shall be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as if adjudged to be reasonable.

8.6 In the event that the CORPORATION ceases doing business or files for Chapter 7 bankruptcy relief, EMPLOYEEshall be relieved of his duties of non-disclosure and non-compete with the CORPORATION.

9.0 Termination. Notwithstanding Paragraph 3.0 of this Agreement, employment of the EMPLOYEEunder this Agreement will immediately terminate upon the happening of the following events:

9.1 The mutual agreement of the EMPLOYEEand the CORPORATION, as indicated in writing, which shall be signed and notarized, by and between the parties.

9.2 Violation of Paragraph 8.0 of this Agreement by the EMPLOYEE. If EMPLOYEEis terminated under this section 9.3 of the Agreement, EMPLOYEEshall not be prohibited from applying to any court of competent jurisdiction for relief. If such court determines that the EMPLOYEEdid not violate Section 8.0 of this Agreement, the EMPLOYEE shall be entitled to reinstatement of his position with the CORPORATION.

9.3 Disability. If, as a result of the EMPLOYEE'sincapacity due to physical or mental illness, the EMPLOYEE shall have been absent from his duties hereunder for the entire period of one-hundred-eighty (180) consecutive business days or for an aggregate period of two-hundred-ten (210) business days during a consecutive period of two-hundred-seventy (270) business days, CORPORATION may terminate the EMPLOYEE's employment hereunder.

9.4 By the dissolution and liquidation of the CORPORATION (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the CORPORATION whereby the business of the CORPORATION is continued).

9.5 By the CORPORATION for No Cause. The CORPORATION may terminate the EMPLOYEE at any time without cause after the outstanding amount due and payable to the Sellers under the Asset Purchase Agreement between Global IT Holdings, Platinum IT Consulting (DE), Parker Clark Data Processing, and Platinum IT Consulting (NY) is satisfied. However, the CORPORATION shall be obligated to pay the EMPLOYEE his full salary and benefits either for the remainder of the calendar year or for a period of six (6) months, whichever is greater.

9.6 By the CORPORATION for Just Cause. For purposes of this Agreement "Just Cause" shall mean only the following: (i) a final non-appealable conviction of or a plea of guilty or nolo contendere by the EMPLOYEE to a felony or misdemeanor involving fraud, embezzlement, theft, dishonesty or other criminal conduct against the CORPORATION; or (ii) habitual neglect of the EMPLOYEE'sduties or failure by the EMPLOYEE to perform or observe any substantial lawful obligation of such employment that is not remedied within thirty (30) days written notice thereof from the CORPORATION or its Board of Directors; or (iii) any material breach by the EMPLOYEE of this Agreement; or (iv) any failure to meet any of the financial and/or business objectives as agreed upon with the Board of Directors annually, and to be reviewed and adjusted quarterly. In the event of termination of this Agreement other than for death, the EMPLOYEE hereby agrees to resign from all positions held in the CORPORATION, including, without limitation, any positions as a director, officer, agent, trustee or consultant of the CORPORATION or any affiliate of the CORPORATION. In the event that the EMPLOYEEis terminated according to this Section 9.7 of this Agreement, the EMPLOYEE shall have the right resolve any dispute over the termination through Arbitration according to the terms of Section 19.0.

9.7 Change in Control. In the event that there is a change in control of the CORPORATION as a result of a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the CORPORATION, whereby the business of the CORPORATION is continued, EMPLOYEEshall have the right to resign his position and be released from his obligations under this Agreement. If EMPLOYEEchooses to resign his position, the CORPORATION shall pay the EMPLOYEEhis full salary and benefits either for the remainder of the calendar year or for a period of six (6) months, whichever is greater.

9.8 Resignation. EMPLOYEEshall have the right to resign from his position with the CORPORATION at any time; however, all obligations of the CORPORATION to the EMPLOYEEshall immediately cease at the time of resignation.

10.0 No Assignments. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

11.0 Amendments. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, and approved by unanimous consent of the Board of Directors of the CORPORATION through a corporate resolution, except as herein otherwise provided.

12.0 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

13.0 Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New York.

14.0 Headings. The Paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.0 Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators and assigns.

16.0 Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

17.0 Notices. Any and all notices required hereunder shall be deemed delivered personally or if mailed by registered or certified mail to the CORPORATION at its principal place of business and to the EMPLOYEE at the address set forth herein, or at such other address or addresses as either party may hereinafter designate in writing to the other.

18.0 Entire Aqreement. This Agreement contains the entire agreement and understanding between the parties with respect to the employment of the EMPLOYEE, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the EMPLOYEE by the CORPORATION not contained herein shall be of any force or effect.

19.0 Arbitration. All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this instant Employment Agreement by and between the CORPORATION and the EMPLOYEE as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination thereof shall be submitted to binding arbitration pursuant to the following procedure:

19.1 Either party hereto may demand such binding arbitration in writing within fourteen (14) business days after the controversy arises, which demand shall include and incorporate by reference the arbitration forum of the American Arbitration Association (hereinafter the "AAA"), together with a statement of the matter in controversy;

19.2 Within fifteen (15) business days after such demand either party hereto shall notify, by certified mail return receipt requested, with a copy of such notification being sent to the other party hereto, the AAA of the pending arbitration;

19.3 Upon such aforesaid notification being sent to the AAA the parties hereto further hereby agree the ensuing arbitration proceeding shall be conducted, shall comply with and shall be governed by the then currently prevailing rules and regulations for the conduct of such arbitration proceedings as set forth by the AAA;

19.4 The arbitration(s) shall be named, forthwith, by the Arbitration Committee of the AAA, the number of arbitrators for the proceeding and such designated arbitrator(s) shall be so numbered and named at the sole discretion of the AAA in accordance with the selecting process therefore as set forth in the then prevailing rules and regulations of the AAA for such selection;

19.5 Initially each party hereto shall bear their own arbitration costs and expenses, including legal fees if any;

i. The costs of arbitration, including legal fees, if any, shall be borne by the losing party in such arbitration proceeding or, in the alternative, in such proportions as the arbitrator shall decide, including an ward of reasonable attorney fees, if any;

19.6 The arbitration hearing and related proceedings, if any, shall be held at a place designated by the AAA or the arbitrator(s) but in no event shall such arbitration hearing and related proceedings if any, be conducted other than in the City of New York, unless otherwise agreed to in writing by and between the parties hereto;

19.7 Notwithstanding anything contained in the rules and regulations of the AAA to the contrary the law of evidence of the State of New York shall govern the presentation of evidence in the arbitration hearing and related proceedings, if any;

19.8 The parties hereto hereby further specifically acknowledge and agree that an award rendered by the arbitrator(s) appointed pursuant hereto shall be final and binding on all parties to the proceeding and judgment on such award may be entered by either party hereto in the State of New York pursuant to the applicable provisions of the New York State Civil Practice Laws and Rules.

19.9 Unless otherwise provided for in this instant Employment Agreement by and between the parties hereto the parties hereby further stipulate and agree that these arbitration provisions shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administration tribunal with respect to any controversy or dispute arising during the period of this agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this instant Employment Agreement.

19.10 Nothing herein contained shall be deemed to give the arbitrator(s) any authority, power, or right to alter, change, amend, modify, add to, subtract from or otherwise modify any of the provisions of this instant Employment Agreement or to award punitive damages in favor of either party hereto.

20.0 Attorneys Fees. In the event that either party brings a claim for breach of this Agreement in a judicial proceeding, the successful party shall be entitled to an award of reasonable attorney's fees by a court of competent jurisdiction.